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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks:
Vito Palermo                              Valerie Bellofatto
Chief Financial Officer                   Sr. Director of Public Relations
408/579-3030                              408/579-2963
investor-relations@extremenetworks.com    vbellofatto@extremenetworks.com
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EXTREME NETWORKS ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

SANTA CLARA, Calif., April 5, 2001 - Citing weak economic conditions, Extreme Networks, Inc. (Nasdaq: EXTR) today announced that it expects revenue for the third quarter ended March 31, 2001 will be approximately $110 to $115 million. Based on these revenues, the Company expects to report a pro forma loss of approximately $0.06 to $0.08 per share for the quarter. This estimated loss excludes estimated charges for the third quarter and fourth quarter. The Company also announced that it would reduce its expenses, including workforce reductions, resulting in an approximate 10 percent reduction in the Company's overall cost structure.

The Company expects to take restructuring charges of approximately $2 million related to excess facilities in the third quarter and charges of approximately $4 million for employee-related termination costs in the fourth quarter. In addition, the Company expects to take third quarter charges of approximately $41 million, consisting of asset impairments, write downs for minority investments, and excess inventory.

"Despite these challenging economic times, it's essential to stay focused and continue to make long-term strategic investments that strengthens Extreme Networks in the marketplace," said Gordon Stitt, president and CEO of Extreme Networks. "With the acquisitions of Optranet and WebStacks, made during the third quarter, we have significantly improved our position in both the enterprise and service provider sectors."
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Extreme Networks will host a conference call to further discuss these preliminary results at 2:30 p.m. PST today, available via webcast at www.extremenetworks.com or dial in at 888/732-8219 in the US, or 415/537-1899
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for international callers.  Replay information will be available at
www.extremenetworks.com.  Final results for fiscal third quarter 2001 and full
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year outlook is scheduled to be released on April 18, 2001.


About Extreme Networks
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Extreme Networks, Inc. delivers a simplified approach for building networks based on its corporate vision of Ethernet Everywhere(TM) networks. The Company's family of BlackDiamond(R), Alpine(TM), and Summit(R) switching solutions incorporate a unique combination of ExtremeWare(R) management software and an ASIC-based common architecture to provide Global 2000 enterprises, telecommunications companies, Internet Service Providers and content providers with the ability to increase the flow of information and accommodate future network growth.

Headquartered in Santa Clara, Calif., Extreme Networks was listed as the
"Fastest Growing Company in Silicon Valley" based on three-year revenue growth by the San Jose and Silicon Valley Business Journal. For more information, visit www.extremenetworks.com
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Extreme Networks, ExtremeWare, BlackDiamond and Summit are registered trademarks of Extreme Networks, Inc., and Alpine and Ethernet Everywhere are trademarks of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements regarding our estimates of revenue and earnings per share for the third quarter ended March 31, 2001, an expected charge for the fourth quarter, and activity in new markets. These statements involve risks and uncertainties and final results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: (i) any significant inaccuracy in the accounting information available to us or any inaccuracy in the assumptions we have made in estimating charges for the third quarter and fourth quarter and (ii) risks associated with the commencement of our efforts in new areas, including the risk of failure to timely and successfully introduce new products for new markets. More information about potential factors that could affect our business and financial results is included in our
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Annual Report on Form 10-K for the year ended June 30, 2000, and the Quarterly
Report on Form 10-Q for the period ended December 31, 2000, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission (http://www.sec.gov).